Exhibit 99.1
PHH CORPORATION ANNOUNCES CHANGES TO ITS
BOARD OF DIRECTORS
MT. LAUREL, N.J., April 1, 2010 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced that Ann D. Logan is leaving the Company’s Board of Directors, effective April 1, 2010. The Company also announced the appointment of Deborah M. Reif to the Board, effective April 1, 2010, as a Class II director to fill the vacancy created by Ms. Logan’s resignation. Ms. Reif will serve as a member of the Company’s Finance and Risk Management Committee. Ms. Reif brings to PHH extensive financial and operating experience, having served most recently as chief executive officer and president of the equipment services division of General Electric Company with responsibility for a global operating lease portfolio and supply chain service strategy.
Ms. Logan is stepping down from the Board to focus on other personal and professional opportunities. She has served on the PHH Board since the spin-off of PHH from Cendant Corporation in 2005.
Jim Egan, non-executive chairman of the Board of PHH Corporation said, “On behalf of the entire Board, I want to thank Ann for her significant contributions to the Board and the company. Her experience was critical in guiding PHH through not only its early, tumultuous period as a newly-public company but also through the severe decline in the U.S. housing market and the collapse of the global credit markets. She provided the Board with an immeasurable source of industry expertise and we are grateful for her contributions.
“We are pleased to welcome Deborah M. Reif to the Board. Her broad-based experience in the financial services sector and in risk management will be critical to the company’s future growth as one of the industry leaders in both the mortgage origination and servicing segments and the fleet management services segment. We look forward to working with her as we continue to execute our business strategy.”
In addition to the appointment of Ms. Reif, the Board of Directors appointed Gregory J. Parseghian to the Audit Committee and Compensation Committee of the Board of Directors effective April 1, 2010.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage Corporation, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada.

[1]	Inside Mortgage Finance, Copyright 2010
Contact:
Investors:
Nancy R. Kyle
856-917-4268
Media:
Karen McCallson
856-917-8679
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